Investor Contact:	Media Contact:
Paul Trussell	Jay Paavonpera
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2026 FIRST QUARTER RESULTS

BEAVERTON, Ore., Sept. 30, 2025 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2026 financial results for its first quarter ended August 31, 2025.

•First quarter revenues were $11.7 billion, up 1 percent on a reported basis compared to the prior year and down 1 percent on a currency-neutral basis*
•NIKE Direct revenues were $4.5 billion, down 4 percent on a reported basis and down 5 percent on a currency-neutral basis
•Wholesale revenues were $6.8 billion, up 7 percent on a reported basis and up 5 percent on a currency-neutral basis
•Gross margin decreased 320 basis points to 42.2 percent
•Diluted earnings per share was $0.49

“This quarter NIKE drove progress through our Win Now actions in our priority areas of North America, Wholesale, and Running,” said Elliott Hill, President & CEO, NIKE, Inc. “While we’re getting wins under our belt, we still have work ahead to get all sports, geographies, and channels on a similar path as we manage a dynamic operating environment. I’m confident that we have the right focus in Win Now and that our new alignment in the Sport Offense will be the key to maximizing NIKE, Inc.’s complete portfolio over the long-term.”

“I’m encouraged by the momentum we generated in the quarter, but progress will not be linear as dimensions of our business recover on different timelines,” said Matthew Friend, Executive Vice President & Chief Financial Officer, NIKE, Inc. “While we navigate several external headwinds, our teams are focused on executing against what we can control.”

First Quarter Income Statement Review

•Revenues for NIKE, Inc. were $11.7 billion, up 1 percent on a reported basis and down 1 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $11.4 billion, up 2 percent on a reported basis and flat on a currency-neutral basis, as currency-neutral growth in North America was offset by a decline in Greater China.
◦NIKE Direct revenues were $4.5 billion, down 4 percent on a reported basis and down 5 percent on a currency-neutral basis, due to a 12 percent decrease in NIKE Brand Digital and a 1 percent decrease in NIKE-owned retail stores.
◦Wholesale revenues were $6.8 billion, up 7 percent on a reported basis and up 5 percent on a currency-neutral basis.
◦Revenues for Converse were $366 million, down 27 percent on a reported basis and down 28 percent on a currency-neutral basis, due to declines across all territories.
•Gross margin decreased 320 basis points to 42.2 percent, primarily due to lower average selling price, reflecting higher discounts and channel mix, as well as higher tariffs in North America.
•Selling and administrative expense decreased 1 percent to $4.0 billion.
◦Demand creation expense was $1.2 billion, down 3 percent, primarily due to lower brand marketing expense reflecting higher investment in key sports events in the prior year, partially offset by higher sports marketing expense in the current year.
◦Operating overhead expense was $2.8 billion, flat compared to the prior year, primarily due to higher wage-related expense, offset by lower other administrative costs.
•The effective tax rate was 21.1 percent compared to 19.6 percent for the same period last year, primarily due to decreased benefits from stock-based compensation.
•Net income was $0.7 billion, down 31 percent, and Diluted earnings per share was $0.49, a decrease of 30 percent.

August 31, 2025 Balance Sheet Review

•Inventories for NIKE, Inc. were $8.1 billion, down 2 percent compared to the prior year, reflecting a decrease in units, partially offset by increased product costs, primarily due to higher tariffs in North America.
•Cash and equivalents and short-term investments were $8.6 billion, down approximately $1.7 billion from last year, as cash generated by operations was more than offset by cash dividends, share repurchases, bond repayment and capital expenditures.

Shareholder Returns

NIKE has a strong track record of returns to shareholders, including 23 consecutive years of increasing dividend payouts.

In the first quarter, the Company returned approximately $714 million to shareholders, including:
•Dividends of $591 million, up 6 percent from the prior year.
•Share repurchases of $123 million, reflecting 1.8 million shares retired as part of the Company’s four-year, $18 billion program approved by the Board of Directors in June 2022.

As of August 31, 2025, a total of 124.4 million shares have been repurchased under the program for a total of approximately $12.1 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on September 30, 2025, to review fiscal first quarter results. The conference call will be broadcast live via the Internet and can be accessed at https://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through approximately 9:00 p.m. PT, October 21, 2025.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at https://investors.nike.com. Individuals can also visit https://news.nike.com and follow @NIKE.

Forward-Looking Statements

This press release contains forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

*	Non-GAAP financial measures. See additional information in the accompanying Divisional Revenues table.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%
(In millions, except per share data)	8/31/2025	8/31/2024	Change
Revenues	$11,720	$11,589	1%
Cost of sales	6,777	6,332	7%
Gross profit	4,943	5,257	-6%
Gross margin	42.2%	45.4%

Demand creation expense	1,188	1,226	-3%
Operating overhead expense	2,828	2,822	0%
Total selling and administrative expense	4,016	4,048	-1%
% of revenues	34.3%	34.9%

Interest expense (income), net	(18)	(43)	—
Other (income) expense, net	23	(55)	—
Income before income taxes	922	1,307	-29%
Income tax expense	195	256	-24%
Effective tax rate	21.1%	19.6%

NET INCOME	$727	$1,051	-31%

Earnings per common share:
Basic	$0.49	$0.70	-30%
Diluted	$0.49	$0.70	-30%

Weighted average common shares outstanding:
Basic	1,476.6	1,497.7
Diluted	1,479.0	1,502.0

Dividends declared per common share	$0.400	$0.370

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 31,	August 31,	% Change
(Dollars in millions)	2025	2024
ASSETS
Current assets:
Cash and equivalents	$7,024	$8,485	-17%
Short-term investments	1,551	1,809	-14%
Accounts receivable, net	4,962	4,764	4%
Inventories	8,114	8,253	-2%
Prepaid expenses and other current assets	2,247	1,729	30%
Total current assets	23,898	25,040	-5%
Property, plant and equipment, net	4,861	4,948	-2%
Operating lease right-of-use assets, net	2,727	2,792	-2%
Identifiable intangible assets, net	259	259	0%
Goodwill	240	240	0%
Deferred income taxes and other assets	5,349	4,588	17%
TOTAL ASSETS	$37,334	$37,867	-1%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$1,000	-100%
Notes payable	4	12	-67%
Accounts payable	3,772	3,357	12%
Current portion of operating lease liabilities	506	491	3%
Accrued liabilities	5,923	5,075	17%
Income taxes payable	706	693	2%
Total current liabilities	10,911	10,628	3%
Long-term debt	7,996	7,998	0%
Operating lease liabilities	2,555	2,625	-3%
Deferred income taxes and other liabilities	2,404	2,672	-10%
Redeemable preferred stock	—	—	—
Shareholders’ equity	13,468	13,944	-3%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,334	$37,867	-1%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2025	8/31/2024	Change
North America
Footwear	$3,219	$3,212	0%	0%
Apparel	1,474	1,331	11%	11%
Equipment	327	283	16%	16%
Total	5,020	4,826	4%	4%
Europe, Middle East & Africa
Footwear	2,021	1,952	4%	-2%
Apparel	1,106	993	11%	6%
Equipment	204	198	3%	-2%
Total	3,331	3,143	6%	1%
Greater China
Footwear	1,109	1,246	-11%	-12%
Apparel	362	360	1%	0%
Equipment	41	60	-32%	-33%
Total	1,512	1,666	-9%	-10%
Asia Pacific & Latin America
Footwear	1,061	1,052	1%	0%
Apparel	371	348	7%	5%
Equipment	58	62	-6%	-7%
Total	1,490	1,462	2%	1%
Global Brand Divisions[2]	9	14	-36%	-39%
TOTAL NIKE BRAND	11,362	11,111	2%	0%
Converse	366	501	-27%	-28%
Corporate[3]	(8)	(23)	—	—
TOTAL NIKE, INC. REVENUES	$11,720	$11,589	1%	-1%

TOTAL NIKE BRAND
Footwear	$7,410	$7,462	-1%	-2%
Apparel	3,313	3,032	9%	7%
Equipment	630	603	4%	3%
Global Brand Divisions[2]	9	14	-36%	-39%
TOTAL NIKE BRAND REVENUES	$11,362	$11,111	2%	0%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company's central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2025	8/31/2024	Change
North America	$1,134	$1,216	-7%
Europe, Middle East & Africa	735	792	-7%
Greater China	377	502	-25%
Asia Pacific & Latin America	350	402	-13%
Global Brand Divisions[2]	(1,192)	(1,227)	3%
TOTAL NIKE BRAND[1]	1,404	1,685	-17%
Converse	39	121	-68%
Corporate[3]	(539)	(542)	1%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	904	1,264	-28%
EBIT margin[1]	7.7%	10.9%
Interest expense (income), net	(18)	(43)	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$922	$1,307	-29%
[1] Management evaluates the performance of the Company's segments and allocates resources based on earnings before interest and taxes (commonly referred to as "EBIT"), which represents Net income before Interest expense (income), net and Income tax expense. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. Management uses these non-GAAP financial measures when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends. EBIT margin is calculated as total NIKE, Inc. EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represents costs, including product creation and design expenses, that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company's corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.